                                                                     Exhibit 5.1




                      [MORRISON & FOERSTER LLP LETTERHEAD]


                               September 15, 2000

Wire One Technologies, Inc.
225 Long Avenue
Hillside, New Jersey 07205


Ladies and Gentlemen:

           At your request, we have examined the Registration Statement on Form S-1 filed by Wire One Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on July 28, 2000 (Registration No. 333-42518), Amendment No. 1 thereto filed with the Commission on September 1, 2000, Amendment No. 2 thereto filed with the Commission on September 12, 2000 and Amendment No. 3 thereto filed with the Commission on September 14 thereto (as so amended, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), of (a) 2,450,000 shares of the Company's common stock, par value $.0001 per share ("Common Stock"), issuable upon conversion of 2,450 shares of the Company's series A preferred stock, par value $.0001 per share (the "Series A Preferred Stock"), issued in connection with a private placement to various stockholders completed on June 14, 2000 (the "Series A Conversion Shares") pursuant to a Series A Preferred Stock and Warrant Purchase Agreement;
(b) 857,500 shares of Common Stock issuable upon exercise of warrants (the "Series A Warrants") to purchase that number of shares of Common Stock issued to the same stockholders in connection with the June 14, 2000 private placement (the "Series A Warrant Shares"); (c) 397,499 shares of Common Stock issued upon the exercise of warrants by certain holders in March 2000 (the "Lender Warrants") to purchase that number of shares originally issued to certain subordinated debtholders of the Company (the "Warrant Shares"); (d) 1,243,123 shares of Common Stock issued and issuable upon the exercise of warrants and options to certain of the Company's consultants (the "Consultant Warrants", together with the Series A Warrants and the Lender Warrants, the "Warrants") for services rendered (the "Consultant Warrant Shares") and (e) 98,000 shares of the Company's Common Stock issued to certain consultants for services rendered (the "Consultant Shares"; together with the Series A Conversion Shares, the Series A Warrant Shares, the Warrant Shares and the Consultant Warrant Shares, the "Shares").

           This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. All capitalized terms used herein and not otherwise

Wire One Technologies, Inc.
September 15, 2000


defined shall have the respective meanings assigned to them in the Registration Statement. The Warrants and the Series A Preferred Stock and Warrant Purchase Agreement are collectively referred to hereinafter as the "Transaction Documents."

           As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the Shares. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company, we have assumed that each other entity has the power and authority (or, in the case of individuals, the capacity) to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action and the due execution and delivery of such documents by each such entity. In addition, we have assumed that the current Board of Directors has been validly elected and that the shares of Series A Preferred Stock and the Warrants have been duly paid for. We have also assumed that the Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.

           In connection with this opinion, we have examined originals or copies of the Transaction Documents and of the certificate of incorporation and the bylaws, each as amended to date, of the Company. In addition, we have examined such records, documents, certificates of public officials and the Company, made such inquiries of officials of the Company and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

           In addition, we have relied upon a certificate of officer of the Company with respect to certain factual matters. We have made no independent as to whether this certificate is accurate or complete, but we have no knowledge of any such incompleteness.

           Based upon and subject to the foregoing, we are of the opinion that:

           (a) The Series A Conversion Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the Company's certificate of incorporation, will be validly issued, fully paid and non-assessable;

           (b) The Series A Warrant Shares, when issued upon payment of the applicable exercise prices and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable;

Wire One Technologies, Inc.
September 15, 2000


           (c) The Warrant Shares have been validly issued and are fully paid and non-assessable;

           (d) The outstanding Consultant Warrant Shares have been, and the Consultant Warrant Shares issuable upon exercise of the Consultant Warrants, when issued upon payment of the applicable exercise prices and in accordance with the terms of the Consultant Warrants will be, validly issued, fully paid and non-assessable; and

           (e) The Consultant Shares have been validly issued and are fully paid and non-assessable.

           We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law in effect on the date hereof.

           We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                            Very truly yours,

                                            /s/ Morrison & Foerster LLP
                                            ---------------------------

                                            Morrison & Foerster LLP